September 20, 2018

Timothy S. Duncan
President and Chief Executive Officer
Talos Energy Inc.
333 Clay Street, Suite 3300
Houston, TX 77002

       Re: Talos Energy Inc.
           Registration Statement on Form S-4
           Filed September 14, 2018
           File No. 333-227362

Dear Mr. Duncan:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Lisa Krestynick, Staff Attorney, at 202-551-3056 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Natural
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